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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                   EXHIBIT 23

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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wilmington Trust Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-124248, 333-69479, and 33-43675) on Form S-8 of Wilmington Trust
Corporation of our report dated June 27, 2005, with respect to the statements of net assets available for benefits of the Wilmington Trust Thrift Savings Plan as of December 31, 2004, and 2003, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K/A of Wilmington Trust Corporation.

                                                     /s/ KPMG LLP

Philadelphia, Pennsylvania
June 27, 2005